Exhibit 10.5
BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600 205-444-4640 FAX
www.biocryst.com
April 2, 2007
David S. McCullough
101 Salford Court
Cary, NC 27512
Dear Mr. McCullough:
On behalf of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “BioCryst” or the “Company”), we are very excited to offer you the position of Vice President Strategy and Commercialization. We, along with the other members of the Company’s Board of Directors (the “Board”), and the Company’s management team, are all very impressed with you and what you will bring to the Company. We believe that with your background, you will make significant contributions to the success of the Company.
This letter agreement (the “Agreement”) will serve to confirm our agreement with respect to the terms and conditions of your employment.
1.    Term of Employment. Subject to the terms and conditions of this Agreement, BioCryst hereby employs David McCullough (the “Employee”), effective April 2, 2007, as Vice President Strategy and Commercialization of BioCryst, and Employee hereby accepts such employment. The Employee shall not, during the term of his employment, engage in any other business activity that would interfere with, or prevent him from carrying out, his duties and responsibilities under this Agreement. BioCryst hereby agrees and acknowledges that any compensation which the Employee receives from participation in such allowable activities shall be outside the scope of this Agreement and in addition to any compensation received hereunder. The term of employment of Employee under this Agreement shall commence as of April 2, 2007, and shall terminate on April 1, 2008, unless earlier terminated in accordance with the provisions of paragraph 4 hereof. Company shall notify Employee not later than February 1, 2008 if it does not intend to continue his employment past April 1, 2008. In the event Employee is retained by the Company as Vice President Strategy and Commercialization past April 1, 2008, the terms of his employment shall continue to be governed by this Agreement unless otherwise provided by the Board.
2.	Basic Full-Time Compensation and Benefits.
(a) As basic compensation for services rendered under this Agreement, Employee shall be entitled to receive from BioCryst, a salary of $17,917 per month ($215,000 per annum) payable on the first business day of each month during the term of this Agreement, beginning on May 1, 2007. This salary will be reviewed annually by the Board of Directors and may be raised at the discretion of the Board.
(b) In addition to the basic compensation set forth in (a) above, Employee shall be eligible to earn a cash bonus, payable as soon as reasonably practicable in calendar year 2008, based on the Company’s achievement of performance related goals proposed by management and approved by the Board for the Company’s fiscal year ending December 31, 2007 (the “2007 Fiscal Year”). The bonus actually earned, if any, shall be based on a target amount equal to 30% of the base compensation earned by executive during the 2007

Fiscal Year (the “Target Amount”), and shall be pro-rated based on the degree to which the performance goals have been achieved, subject to a minimum level of achievement proposed by management and approved by the Board. The Board may, in its discretion, approve a bonus in excess of the Target Amount if the performance goals have been exceeded. Employee must be employed through April 1, 2008 in order to receive the annual bonus. In the event Employee remains in the employ of the Company past April 1, 2008, the Company shall provide Employee with similar future annual bonus opportunities.
(c) In addition to the basic compensation set forth in (a) and (b) above, Employee shall be entitled to receive such other benefits and perquisites provided to other executive officers of BioCryst which benefits may include, without limitation, reasonable vacation (currently 4 weeks), sick leave, medical benefits, life insurance, and participation in profit sharing or retirement plans.
(d) In addition to the compensation set forth in paragraphs 2(a), (b) and (c) above, the Board of Directors of BioCryst may from time to time, in its discretion, also grant such other cash or stock bonuses to the Employee either as an award or as an incentive as it shall deem desirable or appropriate.
3.	Initial Equity Awards. In connection with Employee’s execution of this Agreement, Employee shall be issued initial equity incentive awards as follows:
(a) The Company shall grant to Employee an option to purchase 150,000 shares of the Company’s common stock (“Common Stock”), with an exercise price equal to the fair market value of the Common Stock on the date of the grant, which option shall vest and become exercisable in accordance with paragraph 3(c) below. The option will be an “incentive stock option” up to the lesser of (i) 40,000 shares, or (ii) the maximum number of shares that may be covered under an incentive stock option pursuant to the tax code.
(b) The Company shall grant to Employee 10,000 shares of its Common Stock, which shall vest in accordance with paragraph 3(c) below. Employee understands and acknowledges that prior to vesting, the shares may not be transferred and will be subject to forfeiture.
(c) The awards set forth in paragraphs 3(a) and (b) above will vest, contingent on Employee’s continued provision of services to the Company on each respective vesting date, over a period of 4 years as follows: one year after Employee’s start date, 25% of the awards will vest; thereafter, the remaining shares will vest on a monthly schedule of 1/48 of the total number of shares subject to the grants upon the completion of each month of service.
(d) To the extent the stock option award set forth in paragraph 3(a) above is an “incentive stock option,” it shall be granted under and subject to the terms of the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan (the “Stock Incentive Plan”). All remaining awards shall be issued outside of the Stock Incentive Plan as a material inducement for Employee to accept employment with the Company. All awards shall be subject to the terms of specific award agreements between the Employee and the Company, which Employee will be required to execute as a condition of the grants.
4.	Termination.
(a) If Employee’s employment is terminated as a result of (i) the expiration of the stated term of this Agreement, (ii) the Employee’s resignation, (iii) the Employee’s death, (iv) by the Company for Cause, or (v) by the Company as a result of Disability, Employee will receive base salary, as well as any accrued but unused vacation (if applicable) and other compensation, earned through the effective termination date, and no additional compensation.
For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Board that Employee’s employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Company; (ii) a violation of a federal or state law or regulation applicable to the business of the Company; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to the Company or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer, (vi) failure to satisfactorily perform Employee’s duties after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) misconduct or gross negligence in connection with the performance of Employee’s duties.

“Disability” shall mean the inability of Employee to perform his duties hereunder by reason of physical or mental incapacity for ninety (90) days, whether consecutive or not, during any consecutive twelve (12) month period.
(b) If the Company terminates Employee’s employment without Cause, it shall provide written notice of termination to Employee, along with any base salary and accrued but unused vacation or other compensation earned through the effective termination date, and, conditioned on Employee (a) signing and not revoking a release of any and all claims, in a form prescribed by the Company, and (b) returning to the Company all of its property and confidential information that is in Employee’s possession, Employee will receive the following: (i) continuation of base salary for 1 year beyond the effective termination date, payable in accordance with the regular payroll practices of the Company, provided that these payments will be terminated as of the date Employee commences employment with, or provide services as a consultant to, any entity other than the Company; and (ii) if Employee elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following termination of employment, the Company shall pay the monthly premium under COBRA until the earlier of (x) 6 months following the effective termination date, or (y) the date upon which Employee commences employment with an entity other than the Company. Employee will notify the Company in writing within 5 days of your receipt of an offer of employment or a consulting position with any entity other than the Company, and will accordingly identify the date upon which you will commence employment or consulting services in such writing. The parties agree that salary continuance under this paragraph is meant to be provided while Employee actively seeks future employment and as noted will cease once Employee has secured such employment or consulting service.
(c) If, during Employee’s employment with the Company, there is a Change of Control, all equity awards granted to Employee under paragraph 3 and otherwise shall vest in full. In addition, if the Company terminates Employee’s employment without Cause or Employee is Constructively Terminated within 6 months of the Change in Control, then Employee will be eligible to receive the benefits provided in paragraph 4(b), under the terms and conditions set forth in that paragraph.
“Change of Control” shall be defined as (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company’s incorporation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company, (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, (iv) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (iv) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.
“Constructive Termination” shall mean a resignation of employment within 30 days of the occurrence of any of the following events which occurs within 6 months following a Change of Control: (i) a material reduction in Employee’s responsibilities; (ii) a material reduction in Employee’s base salary, unless such reduction is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of the Company; or (iii) a relocation of Employee’s principal office to a location more than 50 miles from the location of Employee’s principal office immediately preceding a Change of Control.

(d) In the event (i) any payments described in paragraphs 4(b) or (c) above would be “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) Employee is a “specified employee” (as defined in Code Section 409A(2)(B)(i)), such payments shall, to the extent required by Code Section 409A, be delayed for the minimum period and in the minimum manner necessary to avoid the imposition of the tax required by Code Section 409A.
5.	Non-Competition; Proprietary Information and Inventions.
(a) Proprietary Information and Inventions Agreement. As a condition precedent to the employment of Employee by the Company, Employee shall execute the Company’s standard Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.
(b) Non-Competition Agreement. The Employee agrees that for one (1) year following the termination of this Agreement by reason of the voluntary termination by the Employee, without cause on the part of BioCryst, the Employee shall not become the Chief Executive Officer or become a key executive of another for-profit business enterprise whose activities are at such time directly competitive with BioCryst.
(c) Equitable Remedies. Employee acknowledges and recognizes that a violation of this paragraph by Employee may cause irreparable and substantial damage and harm to BioCryst or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for BioCryst for such violations. Employee agrees that in the event of his breach of this paragraph, BioCryst will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of this paragraph by Employee, and to enjoin Employee from engaging in any activity in violation hereof.
6.    Golden Parachute Provisions. If it is determined that any payment or benefit provided by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment under any plan, program, arrangement or agreement of the Company would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then the Company shall first make a calculation under which such payments or benefits provided to the Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (a) the Employee’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) the Employee’s Net After-Tax Benefit without application of the 4999 Limit. The Employee shall be entitled to the greater of (a) or (b). “Net After-Tax Benefit” shall mean the sum of (i) all payments that Employee receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. If the Employee is required to reduce payments to which he is otherwise entitled such that no portion thereof is subject to the Excise Tax, the Employee shall choose which payments shall be reduced and the amount of the reduction of each payment.
7.	Miscellaneous.
(a) Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties relating to the employment of the Employee by BioCryst and there are no terms relating to such employment other than those contained in this Agreement. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.
(b) Assignability. This Agreement may not be assigned without prior written consent of the parties hereto. To the extent allowable pursuant to this Agreement, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, heirs, successors and assigns.

(c) Notices. Any notice or other communication given or rendered hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.
(d) Captions. The section headings contained herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.
(e) Taxes. All amounts to be paid to Employee hereunder are in the nature of compensation for Employee’s employment by BioCryst, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.
(f) Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of law principles.
(g) Date. This Agreement is dated as of April 2, 2007.
If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.

Yours very truly,

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon Stonehouse
Jon Stonehouse
Chief Executive Officer

Address:

2190 Parkway Lake Drive
Birmingham, Alabama 35244
AGREED AND ACCEPTED, as of this 2nd day of April, 2007.

/s/ David McCullough
David McCullough

Address:
101 Salford Court
Cary, NC 27512